Exhibit 99.(r)(1)

APPENDIX N

CODE OF ETHICS

Blackstone Secured Lending Fund, Blackstone Private Credit Fund, Blackstone Private Multi-Asset Credit and Income Fund and Blackstone Private Real Estate Credit and Income Fund (the “Funds”)

(Employees of BXCI, Blackstone Real Estate Group or Blackstone and Independent Fund Trustees)

I.	General Provisions

A.	Individuals Covered

It is the policy of the Funds that all Access Persons, including Independent Fund Trustees, shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act. All employees of BXCI, Blackstone Real Estate Group or Blackstone are subject to the provisions of other codes of ethics that have been adopted by the Funds’ Adviser and approved by the Funds’ Boards in accordance with the requirements of Rule 17j-1 under the Investment Company Act.  For the avoidance of doubt, employees of BXCI, Blackstone Real Estate Group and Blackstone remain subject to all BXCI, Blackstone Real Estate Group and Blackstone compliance manuals, codes of ethics and policies and procedures, as applicable. Independent Fund Trustees are further subject to the provisions attached to this Code of Ethics as Attachment 1, which Attachment 1 constitutes a part of this Code of Ethics.

APN-1

B.	Securities Transactions Restrictions

1.	Pre-clearance Requirements for Employees and Access Persons (other than Independent Fund Trustees)

All purchases and sales of Securities (including sales in repurchase offers) issued by BCRED, BXSL or BMACX by employees of BXCI or Blackstone, including Access Persons (other than Independent Fund Trustees), must be cleared through Legal and Compliance Request Center of the Blackstone intranet and providing the amount of Securities of the Fund to be purchased or sold.  Pre-clearance may be denied following the consideration of a number of factors, including, for example, whether the trade creates the appearance of trading with the possession of material nonpublic information. All purchases and sales of Securities (including sales in repurchase offers) issued by BREC1 by employees of Blackstone Real Estate Group or Blackstone, including Access Persons (other than Independent Fund Trustees), must be cleared by the Real Estate Securities Group. The Real Estate Securities Group is required to obtain prior approval from Blackstone Legal and Compliance for all securities or syndicated loans and other instruments, including securities underlying derivatives (listed and OTC options, futures, swaps and the like) to be traded by the Real Estate Funds, other than government securities, residential mortgage-backed securities (“RMBS”) and index derivatives (unless the index derivative or RMBS has a five percent (5%) or greater asset or sponsor concentration or there is a servicer of the trust). The requests should be sent with relevant information to one of the following email boxes: “Conflict Clearance” (ConflictClearance@blackstone.com) or “BRESSA Securities Clearance” (BRESSASecuritiesClearance@blackstone.com). Recipients include certain senior members of Real Estate as well as certain legal and compliance personnel of the Real Estate Group and of Blackstone who run the firm-wide “Restricted List” and “Watch List.” Each request for clearance should include the trading symbol, if publicly traded, and any asset concentration representing five percent (5%) or greater of the investment’s underlying collateral together with its address. Pre-clearance will be evidenced by an email from the CCO or his or her designee.  Following receipt of the pre-clearance email, such employees or Access Persons are to make the investment via Blackstone Securities Partners L.P. by completing the appropriate subscription documents. Trades in BXSL are subject to blackout periods before and after quarterly board meetings. Trading will not be permitted during the 14 business days leading up to quarterly board meetings and 3 business days following the filing of BXSL’s Form 10Q. Trades will also be prohibited during any other time periods during which BXCI holds MNPI including periods before and after ad hoc and other-than-quarterly board meetings until such MNPI is cleansed (e.g., through an 8-K filing). Blackout periods are listed on the Blackstone intranet. These blackout periods apply irrespective of any MNPI analysis. Employees subject to lock-up agreements pursuant to the underwriting agreement executed in connection with the BXSL initial public offering are subject to the same lock-up restrictions on any new shares of BXSL purchased. Employees will be subject to a 60-day holding period, and BXCI employees will be subject to a 6-month holding period. In addition, BXCI Employees will be permitted to trade in the securities of BXSL only during a one-week open window period per month. The open window is for administrative convenience and does not mean that there is MNPI during the three weeks of the month during which the window is closed. The open window periods are listed on the Blackstone Intranet. No shorting, options or hedging or derivatives on Securities issued by the Funds will be approved for any reason.

All trading of Securities issued by BXSL purchased or sold by an employee of BXCI or Blackstone, including Access Persons (other than Independent Fund Trustees), must be submitted through the “Personal Trade Request” tab of the Blackstone intranet and once approved, will be transacted through an account opened with Merrill Lynch. All trading of Securities issued by BCRED purchased or sold by an employee of BXCI or Blackstone, including Access Persons (other than Independent Fund Trustees), must be submitted through the “Personal Trade Request” tab of the Blackstone intranet and once approved, the employee must send completed subscription documents to bcred@blackstone.com. MNPI analysis is conducted the day prior to the subscription (or redemption) documents being due.  Once the clearance period ends, the request is approved subject to confirmation of no MNPI.

2.	Pre-clearance Requirements for Independent Fund Trustees

All purchases and sales of Securities (including sales in repurchase offers) issued by the Funds by Independent Fund Trustees must be cleared by submitting a request to the CCO and/or his or her designee to trusteetradeclearances@blackstone.com.  The CCO and/or his or her designee will provide approval or denial of pre-clearance request. Independent Fund Trustees can consider any pre-clearance approval to be in effect for two business days (i.e. granted on Tuesday effective until Wednesday end of day). Pre-clearance may be denied following the consideration of a number of factors including, for example, whether the trade creates the appearance of trading with the possession of material non-public information.

1 BREC is currently not available for purchase by individual employees of Blackstone Inc.

APN-2

Independent Fund Trustees shall not purchase Securities issued by the Adviser, any principal underwriter of the Funds as listed on Schedule A attached hereto,2 or any of their control persons, including, in the case of the Adviser, Blackstone.

3.	Reports of Purchases and Holding and Trading Periods

All Fund Officers, Interested Trustees and Independent Fund Trustees must notify the CCO and/or his or her designee at trusteetradeclearances@blackstone.com immediately upon purchase or sales of Securities issued by the Funds.  Reports of the purchases and sales of Securities issued by the Funds will be used to file any required reports of beneficial ownership in accordance with Section 16 of the Exchange Act.

Purchases of Securities issued by the Funds by Access Persons will be subject to holding periods of (i) six (6) months from the date of purchase or (ii) such shorter or longer periods as the CCO may deem appropriate.

After consideration of the circumstances surrounding a trade request, the CCO or his or her designee may determine to grant pre-clearance for purchases and sales of Securities (including sales in repurchase offers) issued by the Funds by any Access Person any time.

The CCO or his or her designee will ensure that Access Persons comply with the provisions of Section 16(b) of the Exchange Act pursuant to which Access Persons may not profit from any purchase and sale (or sale and purchase) of Securities issued by the Funds within a period of less than six (6) months.

II.	Compliance with the Code

A.	Investigating Violations of the Code

The CCO is responsible for investigating any suspected violation of the Code by an Access Person and shall report the results of each investigation to the applicable Fund Board, provided that such Fund Board may determine to appoint counsel to investigate any matter at such Fund’s expense and report to the CCO regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Access Person. Any violation of the Code by an Access Person of a Fund will be reported to such Fund’s Board by the CCO not later than the next quarterly meeting after the violation occurs.  Employees of BXCI and Blackstone are expected to read and comply with the Code as part of their employment.

[2]
Entities listed on Schedule A attached hereto have been or are expected to be engaged as placement agents or book running managers for the Funds and may be considered principal underwriters of such Funds. Any purchases or sales of Securities issued by such placement agents or book running managers (or future placement engagements or book running managers) or any of their control persons should be cleared through BXCI’s personal trading request system in accordance with this Code of Ethics.

APN-3

B.	Remedies

1.
Sanctions: If the applicable Fund Board determines that an Access Person has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, termination of employment, suspension, civil referral to the Securities and Exchange Commission or criminal referral. The applicable Fund Board may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the applicable Fund Board. The Access Person shall not participate in the applicable Fund Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.
Sole Authority: The applicable Fund Board has sole authority to determine the remedy for any violation of the Code by an Access Person, including appropriate disposition of any monies forfeited pursuant to this provision, but may request a recommendation on such matters from the CCO or Chief Legal Officer of the Funds and is entitled to reasonably rely on such recommendation.

C.	Amendments

Any material amendment of the Code (including of Attachment 1) shall be submitted to the applicable Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective only when the applicable Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

III.	Definitions

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means any individual that should be treated as an “access person” to a Fund, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, trustees (including Independent Fund Trustees), officers or general partners of such Fund, the Adviser or any company controlling, controlled by or under common control with such Fund or the Adviser, who in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by such Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Adviser” means Blackstone Private Credit Strategies LLC, the investment adviser to the Funds, and, as applicable to BXSL and BCRED, Blackstone Credit BDC Advisors LLC, their investment sub-adviser.

“Blackstone” means Blackstone Inc. and any other company controlling, controlled by or under common control with BXCI.

APN-4

“BXCI” means Blackstone Alternative Credit Advisors LP or any of its affiliates within the credit, asset based finance, and insurance asset management business unit of Blackstone Inc.

“CCO” means the Chief Compliance Officer of the Funds.

“Code” means this Code of Ethics, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fund Board” means the Board of Trustees of the applicable Fund.

“Independent Fund Trustee” means a trustee of a Fund who is not an “interested person” of such Fund, the Adviser or the principal underwriter of such Fund as defined in Section 2(a)(19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

APN-5

SCHEDULE A

List of Principal Underwriters

For BXSL and BCRED

1.	Academy Securities, Inc.
2.	Apollo Global Securities, LLC
3.	Barclays Capital Inc.
4.	Blackstone Securities Partners L.P.
5.	Blaylock Van, LLC
6.	BNP Paribas Securities Corp.
7.	BNY Mellon Capital Markets, LLC
8.	BofA Securities, Inc.
9.	BTIG, LLC
10.	Cabrera Capital Markets, LLC
11.	Capital One Securities, Inc.
12.	CastleOak Securities, L.P.
13.	CIBC World Markets Corp.
14.	Citigroup Global Markets Inc.
15.	Citizens Securities, Inc.
16.	Compass Point Research & Trading, LLC
17.	Crédit Agricole Securities (USA) Inc.
18.	Deutsche Bank Securities Inc.
19.	Doha Bank Q.P.S.C.
20.	Drexel Hamilton, LLC
21.	Goldman Sachs & Co. LLC
22.	HSBC Securities (USA) Inc.
23.	ING Financial Markets LLC
24.	Janney Montgomery Scott LLC
25.	Jefferies LLC
26.	J.P. Morgan Securities LLC
27.	Keefe, Bruyette & Woods, Inc.
28.	KKR Capital Markets LLC
29.	M&T Securities Inc.
30.	Mizuho Securities USA LLC
31.	Morgan Stanley & Co. LLC
32.	MUFG Securities Americas Inc.
33.	Natixis Securities Americas LLC
34.	Raymond James & Associates, Inc.
35.	RBC Capital Markets, LLC
36.	Regions Securities LLC
37.	Robert W. Baird & Co. Incorporated
38.	R. Seelaus & Co., LLC
39.	Samuel A. Ramirez & Company, Inc.
40.	Santander US Capital Markets LLC
41.	Scotia Capital (USA) Inc.

APN-SCA-1

42.	SG Americas Securities, LLC
43.	Siebert Williams Shank & Co., LLC
44.	SMBC Nikko Securities America, Inc.
45.	Synovus Securities, Inc.
46.	TD Securities (USA) LLC
47.	Truist Securities, Inc.
48.	UBS Securities LLC
49.	U.S. Bancorp Investments, Inc.
50.	Wells Fargo Securities, LLC

For BMACX

1.	Blackstone Securities Partners L.P.

For BREC

None as of January 1, 2026.

APN-SCA-2

Attachment 1

I.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, by an Independent Fund Trustee of a Security Held or to be Acquired by the applicable Fund, Independent Fund Trustees are prohibited from:

1.	employing any device, scheme or artifice to defraud such Fund;

2.
making any untrue statement of a material fact to such Fund or omitting to state a material fact necessary to make the statements made to such Fund, in light of the circumstances under which they were made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on such Fund; or

4.	engaging in any manipulative practice with respect to such Fund.

II.	Reporting Requirements

A.	Transactions in Reportable Securities

1.
Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Trustee must report to the CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or Equivalent Security) in which such Independent Fund Trustee had a Beneficial Interest if the Independent Fund Trustee knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Trustee of the applicable Fund should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the applicable Fund purchased or sold such Reportable Security, or (ii) the applicable Fund or Adviser considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

2.
Disclaimers. Any report of a Securities Transaction pursuant to this Section II.B for the benefit of a person other than the Independent Fund Trustee may contain a statement that the report should not be construed as an admission by the Independent Fund Trustee that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

3.
Confidentiality. All information supplied by an Independent Fund Trustee pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Fund Board and the CCO. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation or this Code.

APN-APA-3

III.	Definitions

When used in this Attachment 1, the following terms have the meanings set forth below:

A.	Terms Defining the Scope of a Beneficial Interest

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Trustee is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Independent Fund Trustee;

2.	any Security owned jointly by the Independent Fund Trustee with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if:

(a)	the Security is held in an account over which the Independent Fund Trustee has decision making authority (for example, the Independent Fund Trustee acts as trustee, executor, or guardian); or

(b)	the Security is held in an account for which the Independent Fund Trustee acts as a broker or investment adviser representative.

An Independent Fund Trustee is presumed to have a Beneficial Interest in the following:

1.
any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Trustee. This presumption may be rebutted if the Independent Fund Trustee provides the CCO with satisfactory assurances that the Independent Fund Trustee does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. The presumption will not be deemed rebutted unless and until the CCO approves the petition in writing.

Any uncertainty as to whether an Independent Fund Trustee has a Beneficial Interest in a Security should be brought to the attention of the CCO for resolution. An Independent Fund Trustee may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Exchange Act.

APN-APA-4

“Immediate Family” of an Independent Fund Trustee means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

B.	Terms Defining the Scope of a Reportable Securities Transaction

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high-quality, short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds (other than exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Trustee acquires or has a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security Held or to be Acquired by the Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by the applicable Fund, or (ii) is being or has been considered by the applicable Fund or the applicable Adviser for purchase by the applicable Fund, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

APN-APA-5